Exhibit 99.1

YETI Reports First Quarter 2022 Results
Net Sales Increased 19%
Raises 2022 EPS Outlook
Completed $100 million Share Repurchase

Austin, Texas, May 11, 2022 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended April 2, 2022.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “Demand for the YETI brand remained strong in the first quarter, as we delivered above-plan sales growth of 19% year over year. Remarkably, our sales have nearly doubled since the same period in 2019. We are very encouraged with this performance when measured against the backdrop of ongoing and emerging challenges that continue to pressure consumer spending and sentiment. While cost pressures remain a heightened focus, we are reiterating our operating income and operating margin outlooks for the year. Additionally, we are increasing our EPS outlook reflecting the return of $100 million to shareholders through our share repurchase activity during the quarter.”

Mr. Reintjes continued, “We remain incredibly focused on delivering against our global strategic priorities in 2022. Highlights include the successful launch of product innovation in soft coolers and bags, the expansion of digital and in-person brand building initiatives, and the launch of our re-designed, mobile-focused e-commerce experience. As we have over the past two years, YETI will continue to be agile in our execution as we continue to drive long-term demand for the YETI brand.”

For the Three Months Ended April 2, 2022

Sales increased 19% to $293.6 million, compared to $247.6 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales increased 23% to $156.0 million, compared to $126.8 million in the prior year quarter, led by strong performance in Drinkware. The DTC channel grew to 53% of sales, compared to 51% in the prior year period.
•Wholesale channel sales increased 14% to $137.7 million, compared to $120.8 million in the same period last year, driven by both Coolers & Equipment and Drinkware.
•Drinkware sales increased 24% to $184.0 million, compared to $148.9 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment sales increased 10% to $103.0 million, compared to $93.5 million in the same period last year, driven by strong performance in bags, outdoor living products, hard coolers and cargo.

Gross profit increased 7% to $154.9 million, or 52.7% of sales, compared to $145.2 million, or 58.6% of sales, in the first quarter of 2021. The 590 basis point decrease in gross margin was primarily driven by higher inbound freight, including a 220 basis point impact of a non-recurring true-up of prior year freight costs, and an unfavorable impact of the non-renewal of the Global System of Preferences (“GSP”) program on import duties, partially offset by price increases and a favorable mix shift to our DTC channel.

Selling, general, and administrative (“SG&A”) expenses increased 16% to $121.6 million, compared to $105.1 million in the first quarter of 2021. As a percentage of sales, SG&A expenses decreased 110 basis points to 41.4% from 42.5% in the prior year period, primarily driven by non-variable expense leverage on higher sales, partially offset by higher variable expenses by our increase in DTC sales mix during the quarter.

Operating income decreased 17% to $33.3 million, or 11.3% of sales, compared to $40.0 million, or 16.2% of sales during the prior year quarter.

Adjusted operating income decreased 13% to $38.0 million, or 13.0% of sales, compared to $43.8 million, or 17.7% of sales during the same period last year.

Net income decreased 16% to $25.7 million, or 8.7% of sales, compared to $30.5 million, or 12.3% of sales in the prior year quarter; Net income per diluted share decreased 17% to $0.29, compared to $0.35 per diluted share in the prior year quarter.

Adjusted net income decreased 12% to $29.2 million, or 10.0% of sales, compared to $33.3 million, or 13.5% of sales in the prior year quarter; Adjusted net income per diluted share decreased 13% to $0.33, compared to $0.38 per diluted share in the prior year quarter.

Balance Sheet and Cash Flow Highlights

Cash decreased to $100.3 million, compared to $190.3 million at the end of the first quarter of 2021. During the first quarter of 2022, YETI initiated and completed its previously announced $100.0 million share repurchase program by repurchasing 1.7 million shares.

Inventory increased 125% to $413.0 million, compared to $183.9 million at the end of the prior year quarter. Nearly two thirds of this increase is related to higher in transit inventory due to extended lead times from ongoing supply chain disruptions and the impact of higher inbound freight costs.

Total debt, excluding finance leases and unamortized deferred financing fees, was $106.9 million, compared to $129.4 million at the end of the first quarter of 2021. During the first quarter of 2022, YETI made mandatory debt payments of $5.6 million.

Updated Fiscal 2022 Outlook

Mr. Reintjes concluded, “Our fiscal 2022 outlook continues to be supported by strong sales growth of between 18% and 20% with each quarter expected to be in line with this range. Our operating income growth will strengthen as the gross margin comparisons begin to ease throughout the year as we roll over the cost headwinds that accelerated in the second half of fiscal 2021. In addition, we will remain disciplined in investing in our business to support both near-term and long-term opportunities for the brand.”

For Fiscal 2022, our outlook for the following financial metrics remains unchanged vs. our prior outlook:

•Sales are expected to increase between 18% and 20%;
•Operating income as a percentage of sales is expected to be approximately 18.5% and operating income to increase between 13% to 15%;
•Adjusted operating income as a percentage of sales is expected to be approximately 20% and adjusted operating income to increase between 13% to 15%;
•The effective tax rate is expected to be approximately 24% (versus 21.8% in the prior year period); and
•Capital expenditures are expected to be approximately $60 million primarily to support investments in technology and new product innovation and launches.

Our outlook for the following financial metrics has increased vs. our prior outlook:

•Net income per diluted share is now expected to be between $2.67 and $2.72 (versus the previous outlook of between $2.62 and $2.67), reflecting an 11% to 13% increase, with earnings growth weighted to the second half of the year;
•Adjusted net income per diluted share is now expected to be between $2.86 and $2.91 (versus the previous outlook of between $2.82 and $2.86), reflecting an 11% to 13% increase, with earnings growth weighted to the second half of the year; and
•Diluted weighted average shares outstanding is now expected to be 87.4 million (versus the previous outlook of 88.9 million).
Conference Call Details
A conference call to discuss the first quarter of 2022 financial results is scheduled for today, May 11, 2022, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13728820. A replay will be available through May 25, 2022 by dialing 844-512-2921 (international callers, 412-317-6671).

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these measures are useful to investors as they are widely used measures of performance and to facilitate comparisons to other companies. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions, pricing conditions, expected sales levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the updated Fiscal 2022 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) weakening economic conditions or consumer confidence in future economic conditions, particularly as a result of the COVID-19 pandemic and the ongoing conflict in Ukraine, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 1, 2022, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and its effects, including any worsening of the global business and economic environment as a result.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 2, 2022	April 3, 2021
Net sales	$293,628	$247,554
Cost of goods sold(1)	138,768	102,370
Gross profit	154,860	145,184
Selling, general, and administrative expenses	121,570	105,135
Operating income	33,290	40,049
Interest expense	(766)	(854)
Other income (expense)	902	(298)
Income before income taxes	33,426	38,897
Income tax expense	(7,767)	(8,374)
Net income	$25,659	$30,523

Net income per share
Basic	$0.29	$0.35
Diluted	$0.29	$0.35

Weighted-average common shares outstanding
Basic	87,368	87,179
Diluted	88,223	88,472
_________________________
(1) Includes $6.4 million of inbound freight expense related to an out-of-period adjustment for the three months ended April 2, 2022.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	April 2, 2022	January 1, 2022	April 3, 2021
ASSETS
Current assets
Cash	$100,330	$312,189	$190,293
Accounts receivable, net	82,992	109,530	67,051
Inventory	413,037	318,864	183,921
Prepaid expenses and other current assets	39,583	29,584	24,471
Total current assets	635,942	770,167	465,736
Property and equipment, net	123,882	119,044	86,741
Operating lease right-of-use assets	55,775	54,971	32,340
Goodwill	54,293	54,293	54,293
Intangible assets, net	97,090	95,314	92,245
Other assets	2,547	2,575	1,897
Total assets	$969,529	$1,096,364	$733,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$167,409	$191,319	$120,044
Accrued expenses and other current liabilities	121,802	132,309	72,632
Taxes payable	17,512	14,514	19,774
Accrued payroll and related costs	7,442	30,844	10,058
Operating lease liabilities	11,328	10,167	7,803
Current maturities of long-term debt	24,574	24,560	22,700
Total current liabilities	350,067	403,713	253,011
Long-term debt, net of current portion	89,574	95,741	105,518
Operating lease liabilities, non-current	55,245	55,940	34,998
Other liabilities	28,276	23,147	18,450
Total liabilities	523,162	578,541	411,977

Commitments and contingencies

Stockholders’ Equity
Common stock	878	877	872
Treasury stock, at cost	(100,025)	—	—
Additional paid-in capital	341,208	337,735	323,682
Retained earnings (accumulated deficit)	204,517	178,858	(3,221)
Accumulated other comprehensive (loss) income	(211)	353	(58)
Total stockholders’ equity	446,367	517,823	321,275
Total liabilities and stockholders’ equity	$969,529	$1,096,364	$733,252

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 2, 2022	April 3, 2021
Cash Flows from Operating Activities:
Net income	$25,659	$30,523
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,650	7,556
Amortization of deferred financing fees	158	177
Stock-based compensation	4,754	3,418
Deferred income taxes	5,069	4,642
Impairment of long-lived assets	—	291
Other	(1,607)	1,036
Changes in operating assets and liabilities:
Accounts receivable	27,403	(1,906)
Inventory	(94,342)	(43,627)
Other current assets	(9,593)	(6,783)
Accounts payable and accrued expenses	(57,064)	(37,514)
Taxes payable	2,979	1,460
Other	(622)	406
Net cash used in operating activities	(88,556)	(40,321)
Cash Flows from Investing Activities:
Purchases of property and equipment	(12,669)	(13,266)
Additions of intangibles, net	(3,436)	(1,716)
Net cash used in investing activities	(16,105)	(14,982)
Cash Flows from Financing Activities:
Repayments of long-term debt	(5,625)	(5,625)
Taxes paid in connection with employee stock transactions	(1,280)	(1,700)
Proceeds from employee stock transactions	—	287
Finance lease principal payment	(698)	(48)
Repurchase of common stock	(100,025)	—
Net cash used in financing activities	(107,628)	(7,086)
Effect of exchange rate changes on cash	430	(601)
Net decrease in cash	(211,859)	(62,990)
Cash, beginning of period	312,189	253,283
Cash, end of period	$100,330	$190,293

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	April 2, 2022	April 3, 2021
Operating income	$33,290	$40,049
Adjustments:
Non-cash stock-based compensation expense(1)	4,754	3,418
Long-lived asset impairment(1)	—	291
Adjusted operating income	$38,044	$43,758

Net income	$25,659	$30,523
Adjustments:
Non-cash stock-based compensation expense(1)	4,754	3,418
Long-lived asset impairment(1)	—	291
Tax impact of adjusting items(2)	(1,165)	(909)
Adjusted net income	$29,248	$33,323

Net sales	$293,628	$247,554
Operating income as a % of net sales	11.3%	16.2%
Adjusted operating income as a % of net sales	13.0%	17.7%
Net income as a % of net sales	8.7%	12.3%
Adjusted net income as a % of net sales	10.0%	13.5%

Net income per diluted share	$0.29	$0.35
Adjusted net income per diluted share	$0.33	$0.38
Weighted average common shares outstanding - diluted	88,223	88,472
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended April 2, 2022 and April 3, 2021.

FISCAL 2022 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Updated Fiscal 2022 Outlook
	January 1, 2022	Low	High
Operating income	$274,938	$310,032	$315,676
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	22,962	22,962
Long-lived asset impairment(1)	2,473	—	—
Business optimization expense(1)(2)	2,247	—	—
Adjusted operating income	$295,132	$332,994	$338,638

Net income	$212,602	$233,045	$237,334
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	22,962	22,962
Long-lived asset impairment(1)	2,473	—	—
Business optimization expense(1)(2)	2,247	—	—
Tax impact of adjusting items(3)	(4,947)	(5,626)	(5,626)
Adjusted net income	$227,849	$250,381	$254,670

Net sales	$1,410,989	$1,664,968	$1,693,187
Operating income as a % of net sales	19.5%	18.6%	18.6%
Adjusted operating income as a % of net sales	20.9%	20.0%	20.0%
Net income as a % of net sales	15.1%	14.0%	14.0%
Adjusted net income as a % of net sales	16.1%	15.0%	15.0%

Net income per diluted share	$2.40	$2.67	$2.72
Adjusted net income per diluted share	$2.57	$2.86	$2.91
Weighted average common shares outstanding - diluted	88,666	87,394	87,394
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both Fiscal 2021 and Fiscal 2022.